Exhibit 10.18

EXECUTION VERSION

EMPLOYMENT AGREEMENT
(Farmer Bros. Co. / Keown)
________________________________________________________________________

This Employment Agreement (this “Agreement”) is made and entered into as of March 9, 2012 between FARMER BROS. CO., a Delaware corporation (the “Company”), and MICHAEL H. KEOWN (“Keown”) who agree as follows:

1.    Employment. The Company hereby employs Keown, and Keown accepts employment from the Company, on the terms and conditions herein stated.

2.    Term and Location of Employment. The term of Keown’s employment under this Agreement will commence on March 23, 2012 or on such other date as Keown and the Company’s Board of Directors (the “Board”) may mutually agree (the “Commencement Date”) and shall end when terminated under Section 8 below. Keown’s principal place of employment during the term of this Agreement shall be the Company’s offices in Torrance, California.

3.    Duties. Keown shall serve as the President and Chief Executive Officer of the Company, reporting directly to the Board. As Chief Executive Officer, Keown shall oversee and direct the operations of the Company including direct or indirect supervision of management personnel of the Company, and perform such other duties consistent with the responsibilities of Chief Executive Officer, all subject to the direction of the Board. Keown shall devote to the Company’s business substantially all of his working time. Service as a director of for-profit organizations shall require approval of the Board. Keown shall be appointed to the vacancy on the Board occasioned by Jeffrey Wahba’s resignation therefrom.

4.    Base Salary. Keown shall receive a base salary of $475,000 per annum, payable in accordance with the Company’s normal payroll practices. The annual base salary amount shall be reviewed each year by the Company and may be adjusted upward or downward by the Company from time to time but shall not be reduced below $475,000 per annum.

5.    Bonuses.

A.Keown shall be entitled to participate in the Company’s 2005 Incentive Compensation Plan or any successor plan (“Plan”) each year, commencing with the Company’s 2012 fiscal year, so long as the Plan remains in effect and one or more of the Company’s other executive officers who are full-time Company employees (“Senior Executives”) also participate. Under the terms of the Plan, the Compensation Committee of the Board will, in its discretion, determine the Performance Criteria, as defined in the Plan, and all other variables by which Keown’s bonus for such year under the Plan will be measured. The Target Award, as defined in the Plan, shall be an amount equal to one hundred percent (100%) (the “Applicable Percentage”) of Keown’s base annual salary, except that the Applicable Percentage for fiscal 2012 shall be reduced pro rata for the period July 1, 2011 to the Commencement Date. If Keown is employed by the Company on June 30, 2012, Keown shall be entitled to a bonus for fiscal 2012 of $475,000 reduced pro-rata for the period July 1, 2011 to the Commencement Date (a “Guaranteed Bonus”) subject to the condition that his employment is not terminated by the Company for “Cause” or by his resignation without “Good Reason,” as those terms are defined in Sections 8A and 8B below, prior to the date the Compensation Committee takes final action on bonuses for Senior Executives under the Plan for fiscal 2012. If Keown is employed by the Company on June 30, 2013, Keown shall be entitled to a bonus (a “Guaranteed Bonus”) for fiscal 2013 equal to one-third (1/3) of his Target Award for fiscal 2013 under the Plan subject to the condition that his employment is not terminated by the Company for “Cause” or by his resignation without

“Good Reason,” as these terms are defined in Sections 8A and 8B below, prior to the date the Compensation Committee takes final action on Plan bonuses for Senior Executives for fiscal 2013. “Performance Criteria,” as defined in the Plan, for Keown’s fiscal 2012 Target Award shall be determined by the Compensation Committee after the Commencement Date.

B.Keown’s participation in the Plan is subject to all Plan terms and conditions, provided that any conflict between the provisions of the Plan and this Section 5 shall be governed by the latter. Under the terms of the Plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by the Performance Criteria and other Plan factors. The provisions of the Plan notwithstanding, if after the end of a fiscal year and before the Compensation Committee takes final action on Plan bonuses for Senior Executives for the preceding fiscal year, Keown’s employment is terminated without “Cause” or he resigns with “Good Reason,” as those terms are defined in Sections 8A and 8B below, Keown will receive a bonus under Section 9C(iv) below for the preceding fiscal year in an amount computed by application of Keown’s Performance Criteria to his Target Award for such fiscal year, but not less than the Guaranteed Bonus, if any, for such fiscal year. The Guaranteed Bonuses are not subject to alteration by the Board or Compensation Committee; Keown acknowledges receipt of a copy of the Plan.

6.	Equity Awards

A.Awards. In accordance with the provisions of the Farmer Bros. Co. 2007 Omnibus Plan (the “2007 Omnibus Plan”), on the Commencement Date or, if such day falls within a regular blackout period under the Company’s Insider Trading Policy (“Blackout Period”), on the first business day following the end of such Blackout Period (the “Award Date”), the Company will make following equity awards to Keown: (i) fifteen thousand (15,000) shares of restricted stock (“Restricted Stock Award”); (ii) seventy thousand (70,000) non-qualified stock options with a seven (7) year term at an exercise price equal to the closing price of the Company’s common stock on the grant date (“Option Award”); and (iii) such number of shares of restricted stock equal to One Hundred Seventy Five Thousand Dollars ($175,000) divided by the closing price of the Company’s common stock on the Award Date (“Additional Restricted Stock Award” and, together with the Restricted Stock Award and Option Award, the “Awards”).

B.Public Information. Notwithstanding the foregoing, the timing of the Awards will be delayed during such period as there exists, in the opinion of the Company’s counsel, material information concerning the Company which has not been publicly disclosed.

C.Vesting. Provided Keown is then employed by the Company, the Awards will vest as follows: (i) the Restricted Stock Award will vest in its entirety on the third anniversary of the Award Date; (ii) the Option Award will vest ratably over three years on each anniversary of the Award Date; and (iii) the Additional Restricted Stock Award will vest fifty-eight percent (58%) on the first anniversary of the Award Date and forty-two percent (42%) on the second anniversary of the Award Date; provided, however, the vesting of the Awards will be accelerated in the case of death, “Permanent Incapacity,” termination of employment for other than “Cause,” or resignation for “Good Reason,” as such terms are defined below.

D.Award Agreements. The Awards will be evidenced by a Grant Notice and Stock Option Agreement or Grant Notice and Restricted Stock Agreement, as applicable, to be consistent with this Section 6 and in the Company’s usual form.

7.	Benefits

A.    The Company will provide to Keown all benefits and perquisites provided by the Company from time to time to its Senior Executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies. For the avoidance of doubt, Keown’s benefit package includes twenty-five (25) paid days off per contract year (i.e., the year ending on each anniversary of the Commencement Date) notwithstanding that the Company’s paid days off policy currently would provide fewer days and excludes participation in the Company’s defined benefit pension plan which has been frozen. Other included benefits and perquisites presently consist of group health insurance (PPO or HMO), life insurance, 401(k) plan, employee stock ownership plan, cell phone, company credit card, expense reimbursement and an automobile allowance. Not all of the foregoing benefits are 100% Company paid.

B.    Keown shall be entitled to participate in the 2007 Omnibus Plan or any successor plan as administered by the Compensation Committee. The Awards pursuant to Section 6A are in lieu of any other awards under the 2007 Omnibus Plan in fiscal 2012. Thereafter, Keown shall be entitled to such future grants under the 2007 Omnibus Plan or any successor plan as are awarded to him by the Compensation Committee in its discretion.

C.    The Company reserves the right to alter or discontinue any or all such benefits and perquisites, provided they are so altered or discontinued as to all Senior Executives.

D.    The Company shall pay the following expenses related to Keown’s relocation to Southern California:

(i)    Reasonable moving and storage expenses;

(ii)    Two (2) house hunting trips for Keown’s spouse;

(iii)    Weekly commuting by Keown between Los Angeles and Denver for up to six (6) months from the Commencement Date until Keown and his family relocate from Colorado;

(iv)    Housing allowance of $5,000 per month for up to six (6) months from the Commencement Date while Keown is in non-owned housing; and

(v)    Reimbursement for the brokerage commissions, customary title and escrow charges, and local transfer taxes incurred in connection with the sale of his Colorado home, subject to a cap of six percent (6%) of the selling price of the home.

All reimbursements pursuant to this Section 7D will be made against submitted supporting documentation except that the $5,000 monthly housing allowance is a fixed amount, not a reimbursement of incurred expenses. In addition to the foregoing, the Company shall pay to Keown prior to April 15, 2013 a “gross up” amount determined by the following formula:

First, determine a gross up percentage as follows: Gross up percentage equals Keown’s combined effective federal and state marginal tax rate (“tax rate”) divided by (1.0 minus the tax rate).

Next, multiply the gross up percentage by the aggregate amount of the taxable relocation expenses to determine the gross up amount.

Keown and the Company shall cooperate reasonably with one another in determining the gross up amount. In the event Keown resigns his employment with the Company without “Good Reason,” as defined in Section 8B, within two (2) years of the Commencement Date, Keown shall reimburse the Company for a prorated portion of the relocation expenses, including the gross up amount, paid by the Company to Keown pursuant to this Section 7D within thirty (30) days after his effective resignation date, which prorated portion shall be determined by multiplying such expenses by a fraction the numerator of which is the number of days remaining after the effective resignation date to the second anniversary of the Commencement Date and the denominator of which is 730.

8.	Termination

A.    Keown’s employment is terminable by the Company for good and sufficient cause (“Cause”), which shall consist only of: (i) a repeated refusal to follow reasonable directions from the Board after a written warning; (ii) a material breach of any Keown fiduciary duty of loyalty to the Company (a breach involving dishonesty or personal gain shall be deemed material regardless of the amount involved); (iii) conviction of a felony; (iv) commission of a willful violation of any law, rule or regulation involving moral turpitude and which the Board reasonably determines has adversely affected or will likely adversely affect the Company’s reputation; (v) commission of a willful or grossly negligent act, omission or course of conduct which has a material adverse effect on the Company; or (vi) commission of a material breach by Keown of this Agreement (other than any breach addressed by (i)-(v) above) which breach, if curable, is not cured within a reasonable time after written notice from the Board describing the nature of the breach in reasonable detail.

B.    Keown’s employment shall terminate upon Keown’s resignation, with or without “Good Reason,” as defined below, death or Permanent Incapacity. “Permanent Incapacity” shall be deemed to have occurred if Keown has been unable to perform substantially all of his employment duties under Section 3 on a substantially full time basis by reason of a mental or physical condition for a period of ninety (90) consecutive days or for more than one hundred eighty days (180) in any period of three hundred sixty-five (365) consecutive days.

“Good Reason” shall consist only of (i) the Company’s material breach of this Agreement, (ii) a material reduction in Keown’s responsibilities, duties or authority, or (iii) a material relocation of Keown’s principal place of employment more than fifty (50) miles from the Company’s offices in Torrance, California; provided, however, that any such condition in subsections (i) through (iii) shall not constitute “Good Reason” unless both (x) Keown provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Keown’s employment with the Company shall not be treated as a resignation for “Good Reason” unless such resignation occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

C.    Keown’s employment shall terminate at the election of the Company at any time without Cause.

D.The termination of Keown’s employment for any reason shall constitute Keown’s resignation from (i) the Board of Directors of the Company; (ii) any director, officer or employee position Keown has with the Company or any of its subsidiaries; and (iii) all fiduciary positions Keown holds with respect to any employee benefit plans or trusts established by the Company. Keown agrees that this Agreement shall serve as written notice of resignation in the foregoing circumstances.

9.    Payments upon Termination. The following amounts are payable upon termination of Keown’s employment, as applicable:

A.    In the event of a termination for any reason, base salary at the then existing rate, shall be prorated and paid through the effective termination date, along with accrued and unused paid days off (subject to the Company’s paid days off policy).

B.    If termination is due to Keown’s death or Permanent Incapacity, the Company shall also pay to Keown upon termination an additional lump sum severance amount equal to Keown’s Target Award under Section 5 for the fiscal year in which termination is effective prorated for the partial fiscal year ending on the effective termination date; and, if the termination is due to death or Permanent Incapacity and occurs after the end of a fiscal year but before the Compensation Committee takes final action on Plan bonuses for Senior Executives for the preceding fiscal year, the Company will pay to Keown a bonus for the preceding fiscal year in an amount computed by application of Keown’s Performance Criteria to his Target Award for such fiscal year, but not less than the Guaranteed Bonus, if any, for such fiscal year.

C.    If termination occurs at the election of the Company without Cause or by Keown’s resignation for Good Reason, Keown will receive as severance:

(i)    base salary continuation at the rate in effect on the date of termination for a period of eighteen (18) months if such termination is effective prior to July 1, 2014 or for a period of twelve (12) months if such termination is effective after June 30, 2014;

(ii)    partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Keown’s employment not terminated);

(iii)    an amount equal to Keown’s Target Award under Section 5 for the fiscal year in which the date of termination is effective prorated for the partial fiscal year ending on the effective termination date; and

(iv)    such bonus amounts, if any, as are payable under Section 5B.

Keown is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 9C, and Keown’s earnings, income or profits from other employment or business activities after termination of his employment shall not reduce the Company’s payment obligations under this Section 9C. Subject to Section 9D and Section 13J(ii), the amount referred to in clause 9C(i) above shall be paid in installments in accordance with the Company’s standard payroll practices commencing in the month following the month in which Keown’s Separation from Service occurs, and the amount referred to in clause 9C(iii) above shall be paid in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which Keown’s Separation from Service occurs. The amount referred to in clause 9C(iv) shall be paid in a lump sum within thirty (30) days after the Compensation Committee takes final action on Plan bonuses for Senior Executives for the preceding fiscal year. As used herein, a “Separation from Service” occurs when Keown dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Salary continuation payments shall commence, and the additional severance amounts shall be paid, only when the release required by Section 9D below has become effective.

D.    As conditions to receiving the applicable payments under Section 9C above, Keown must execute and deliver to the Company within twenty-one (21) days following the termination of his employment (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, and said release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended and Keown must not materially breach Section 11.

E.    All benefits other than the entitlement to payments under Section 9C shall terminate automatically upon termination of Keown’s employment except to the extent otherwise provided in the Company benefit plans or by law.

F.    Except as provided in this Section 9 or by applicable Company benefit plans or laws, Keown shall not be entitled to any payments of any kind in connection with the termination of his employment by the Company.

10.    Employee Handbook and Company Policies. So long as he is employed by the Company, Keown shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook which may be revised from time to time and other Company policies as in effect and communicated to Keown from time to time. In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail.

11.    Confidential Information, Intellectual Property

A.    Keown acknowledges that during the course of his employment with the Company, he will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”). All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act. Keown covenants and agrees that during and after the term of his employment by the Company he will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the Board.

B.    Keown further covenants that for a period of two (2) years after his employment by the Company terminates, he will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage (i) any customer or prospective customer of the Company who was a customer or was contacted or solicited by the Company at any time during the last one hundred eighty (180) days of Keown’s employment with the Company (the “window period”) to cease doing business with, or not to do business with, the Company or (ii) any person employed by the Company at any time during the window period to leave the Company.

C.    The Company and Keown agree that the covenants set forth in this Section 11 are reasonably necessary for the protection of the Company’s Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the arbitration and reference provisions of Section 13F below. Upon the court’s decision on the application for a preliminary injunction, the court action shall be stayed and the remainder of the dispute submitted to arbitration or reference under Section 13F. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees.

D.    The Company shall own all rights in and to the results, proceeds and products of Keown’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Keown and which is related to Keown’s employment.

12.    Integration with Change in Control Severance Agreement. If Keown becomes eligible for benefits under Section 3 of the Change in Control Severance Agreement executed concurrently herewith, the benefits provided by Section 4 of that Agreement shall be in lieu of, and not in addition to, the benefits provided by Section 9C of this Agreement.

13.    Miscellaneous

A.    This Agreement and the Change in Control Severance Agreement and Indemnification Agreement entered into concurrently herewith contain the entire agreement of the parties on the subject of Keown’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.

B.    Keown cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

C.    No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

D.    Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.

E.    This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist.

F.    (i)    All disputes arising under or in connection with this Agreement, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge. Except as may be otherwise provided herein, the arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure 1280 et seq. The parties shall have the discovery rights provided in Code of Civil Procedure 1283.05 and 1283.1. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to interpret this Section 13F and to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment on the award can be entered in a court of competent jurisdiction.

(ii)    The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the Los Angeles County Superior Court as a regular non-jury civil action except that a former California Superior Court Judge selected by the parties or by JAMS, as hereinabove provided, shall be appointed as referee to try all issues of fact and law, without a jury, pursuant to California Code of Civil Procedure §638 et seq. The parties hereto expressly waive a trial by jury. Judgment entered on the decision of the referee shall be appealable as a judgment of the Superior Court. The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party.

G.    Payments to Keown are subject to payroll deductions and withholdings if and to the extent required by law. Salary payments will be reduced on a dollar-for-dollar basis by payments received by Keown for disability under governmental or Company paid disability insurance programs. Payments to Keown under Section 9C are conditioned upon his continuing compliance with Sections 11A and 11B.

H.    All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.

I.    If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable provided the intent of the parties as expressed herein will not thereby be frustrated. Otherwise the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.

J.    (i)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Keown to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Keown.

(ii)    Notwithstanding any provision of this Agreement to the contrary, if Keown is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Keown’s Separation from Service, Keown shall not be entitled to any payment or benefit pursuant to Section 9C until the earlier of (i) the date which is six (6) months after Keown’s Separation from Service for any reason other than death, or (ii) the date of Keown’s death. Any amounts otherwise payable to Keown upon or in the six (6) month period following Keown’s Separation from Service that are not so paid by reason of this Section 13J(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Keown’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Keown’s death). The provisions of this Section 13J(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii)    To the extent that any benefits pursuant to Section 9C(ii) or reimbursements pursuant to Section 7 are taxable to Keown, any reimbursement payment due to Keown pursuant to such provision shall be paid to Keown on or before the last day of Keown’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Keown receives in one taxable year shall not affect the amount of such benefits or reimbursements that Keown receives in any other taxable year.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:                    FARMER BROS. CO.,
a Delaware corporation

By:/s/ Jeffrey A, Wahba
Jeffrey A. Wahba
Interim Co-Chief Executive Officer and
Treasurer and Chief Financial Officer

KEOWN:
/s/ Michael H. Keown
Michael H. Keown

EXHIBIT A
FORM OF RELEASE AGREEMENT
____________________________________________________________________________

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective ___________, 20__ (the “Separation Date”). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of March 9, 2012 between myself and the Company. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and paid days off, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 11A and 11B of my Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, stockholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.

I accept and agree to the terms and conditions stated above:

Michael H. Keown